As filed with the Securities and Exchange Commission on July 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0792300
(State of Incorporation)	(I.R.S. Employer Identification No.)
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Address, including zip code, of
registrant’s principal executive offices)
WINDSTREAM 401(k) PLAN
(Full title of the plan)
John P. Fletcher
Executive Vice President and General Counsel
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(501) 748-7900
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate	Registration
to be Registered	Registered (1) (2)	Share (3)	Offering Price (3)	Fee
Common Stock, par value $.0001 per share	5,000,000	$11.53	$57,650,000	$6,169

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the employee benefit plan described above.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) on the basis of the average of the high and low trading prices ($11.43 and $11.63, respectively) of the Common Stock on July 17, 2006, as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by Windstream Corporation (formerly known as Valor Communications Group, Inc.) (the “Registrant”), are incorporated herein by reference as of their respective dates of filing with the Securities and Exchange Commission (the “SEC”):
          (a) The Registrant’s registration statement on Form S-4 (Reg. No. 333-132073) filed with the SEC on February 28, 2006, as amended by Amendment No. 1 to Form S-4 filed April 12, 2006, Amendment No. 2 to Form S-4 filed May 2, 2006, Amendment No. 3 to Form S-4 filed May 23, 2006, Amendment No. 4 to Form S-4 filed May 26, 2006, and by the Registrant’s prospectus filed on May 26, 2006 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “S-4 Registration Statement”).
          (b) The Registrant’s Current Reports on Form 8-K filed on June 23, 2006, June 27, 2006 and June 30, 2006.
          (c) The description of the Registrant’s Common Stock, par value $0.0001 per share, included in the Registrant’s S-4 Registration Statement under the heading “Description of Windstream Capital Stock.”
          All reports and other documents subsequently filed by the Registrant or the Windstream 401(k) Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificate of incorporation of the Registrant includes a provision that eliminates the personal liability of directors for monetary damages arising from breaches of fiduciary duties owed to the Registrant or its stockholders, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended.
          The certificate of incorporation of the Registrant also provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the provisions of the certificate or otherwise.
          The indemnification rights set forth above shall not be exclusive of any other rights which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation, the Registrant’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
          The Registrant maintains insurance to protect itself and its directors and officers, and those of its subsidiaries, against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Index to Exhibits following signature pages.
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (d) The undersigned registrant hereby further indicates that the registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and the registrant will make or has made all changes required by the IRS in order to qualify the Plan.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 18th day of July, 2006.

WINDSTREAM CORPORATION

By	/s/ Jeffery R. Gardner
Jeffery R. Gardner
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jeffery R. Gardner	President and Chief Executive Officer;	July 18, 2006
Jeffery R. Gardner	Director (Principal Executive Officer)

/s/ Brent K. Whittington	Executive Vice President and Chief	July 18, 2006
Brent K. Whittington	Financial Officer
(Principal Financial Officer)

/s/ Tony Thomas	Corporate Controller	July 18, 2006
Tony Thomas	(Principal Accounting Officer)

/s/ Dennis E. Foster*	Director	July 18, 2006
Dennis E. Foster

/s/ Francis X. Frantz*	Director	July 18, 2006
Francis X. Frantz

/s/ Jeffrey T. Hinson*	Director	July 18, 2006
Jeffrey T. Hinson

Name	Title	Date

/s/ Judy K. Jones*	Director	July 18, 2006
Judy K. Jones

/s/ William A. Montgomery*	Director	July 18, 2006
William A. Montgomery

/s/ Anthony J. de Nicola*	Director	July 18, 2006
Anthony J. de Nicola

/s/ Frank E. Reed*	Director	July 18, 2006
Frank E. Reed

* The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

/s/ John P. Fletcher
John P. Fletcher
Attorney-in-Fact
The Plan. Pursuant to the requirements of the Securities Act, the Windstream 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 18th day of July, 2006.

BENEFITS COMMITTEE

/s/ Brent K. Whittington
Brent K. Whittington
Member

/s/ Susan Bradley
Susan Bradley
Member

/s/ Keith Paglusch
Keith Paglusch
Member

/s/ Robert R. Boyd
Robert R. Boyd
Member

INDEX TO EXHIBITS
          The following exhibits are filed with this registration statement:
(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS
4.1	Amended and Restated Certificate of Incorporation of the Registrant incorporated by reference to Exhibit C to the Agreement and Plan of Merger filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-172073)

4.2	Amended and Restated Bylaws of the Registrant incorporated by reference to Exhibit D to the Agreement and Plan of Merger filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-172073)
(5)	OPINION REGARDING LEGALITY
* 5.1 Opinion of John P. Fletcher
(23)	CONSENTS OF EXPERTS AND COUNSEL
* 23.1 Consent of Deloitte & Touche LLP

* 23.2 Consent of PricewaterhouseCoopers LLP with respect to Alltel Holding Corp.

* 23.3 Consent of John P. Fletcher (contained in his opinion filed as Exhibit 5.1).
(24)	POWERS OF ATTORNEY
* 24.1 Powers of Attorney of each person whose signature on this registration statement was signed by another pursuant to a power of attorney.
(99)	ADDITIONAL EXHIBITS
* 99.1 Windstream 401(k) Plan

*Filed Herewith